Energy Conversion Devices Reports Fiscal Year

and Fourth Quarter 2007 Results

▪	Company achieved its fourth quarter sales targets as revenues grew 29 percent to $36.0 million. Fiscal year 2007 revenues grew 11 percent to $113.6 million
▪	Ramp up of solar production capacity at Auburn Hills 2 facility progressing according to plan. Current aggregate nameplate capacity has reached 58MW
▪	Construction of Greenville solar cell facilities (120MW) on schedule and on budget; Tijuana solar module assembly facility on schedule and on budget
▪	Phase 1 of restructuring plan substantially complete as of June 30, 2007; Phase 2 underway and expected to be substantially complete by the end of the calendar year 2007

Rochester Hills, Mich., Aug. 29, 2007 - Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENER) today reported financial results for the fiscal year and fourth quarter ended June 30, 2007.

The company’s revenues grew 29 percent in the fourth quarter of fiscal 2007 to $36.0 million from $27.9 million in the fourth quarter of fiscal 2006. Fiscal year 2007 revenues rose to $113.6 million, an 11 percent increase from the $102.4 million reported in fiscal 2006. Product sales at United Solar Ovonic, the company’s wholly owned subsidiary, drove revenue growth, principally due to increases in international sales.

For the fourth quarter, the company reported a net loss of $13.1 million (or $0.33 per share), compared to a net loss of $769,000 (or $0.02 per share) in the fourth quarter of fiscal 2006. The company also reported a net loss of $25.2 million (or $0.64 per share) for the fiscal year 2007, as compared to a net loss of $18.6 million (or $0.57 per share) last year. The net loss for the fourth quarter and fiscal year 2007 includes $5.4 million (or $0.14 per share) related to ECD’s restructuring charges and $1.0 million (or $0.03 per share) accrual related to the retirement of its co-founder. The increase in the company’s net loss for the year was impacted by ECD’s aggressive capacity expansion efforts and restructuring program. The company ended the fiscal year with cash and short-term investments of $205.8 million.

“Our results reflect the solid progress we have made toward our previously announced operating objectives of (1) enhancing our sales and marketing function at United Solar Ovonic to increase sales to existing customers and add new customers; (2) rapidly

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growing international markets and adding new products to our portfolio; (3) aggressively expanding our solar production capacity, and (4) implementing our restructuring plan to simplify our business model and direct our resources on actions that accelerate our move toward sustainable profitability,” said James R. Metzger, chief operating officer and interim president of ECD, who will resume the responsibility of Executive Vice President effective September 1, 2007.

Metzger continued, “In conjunction with our manufacturing capacity expansion, United Solar Ovonic has added new sales people as well as new customers. In European markets, we have seen an increase in commercial activity, particularly in Italy. Solar production capacity is on the upswing, and the restructuring program is on track. We are pleased with the progress we have achieved so far on all these fronts, setting the stage for continued growth in 2008.”

United Solar Ovonic Segment

ECD’s revenue performance in the fourth quarter was led by the company’s United Solar Ovonic segment, where product sales grew 36 percent to $29.5 million compared to $21.7 million in the fourth quarter of 2006, reflecting increased demand for UNI-SOLAR® thin-film photovoltaic products, particularly in growing European markets, like Germany, Italy and Spain. For the full year, United Solar Ovonic’s product sales totaled $91.2 million, an 11 percent increase over fiscal year 2006.

United Solar Ovonic reported gross margins of 15.8 percent and 17.6 percent for the fourth quarter and for the full year, respectively, compared to 23.6 percent and 21.8 percent, respectively, for the comparable periods a year ago. As previously disclosed, the company’s aggressive production capacity expansion at United Solar Ovonic affected gross margins in the fourth quarter and is expected to impact fiscal 2008 results as well.

Mr. Metzger added, “Going forward, improvements in the energy-conversion efficiency of our products and our cost-reduction initiatives will drive gross margin improvement. The recent $19 million cooperative agreement awarded to us by the Department of Energy under the Solar America Initiative program will provide significant funding, and enable us to accelerate these improvements as part of our technology development roadmap and cost reduction strategy.”

United Solar Ovonic reported an operating loss of $908,000 for the fourth quarter compared to operating income of $2.5 million during the prior year. For the full year 2007, United Solar Ovonic had operating income of $2.0 million compared to $8.2 million in fiscal 2006. Operating income in 2007 was impacted primarily by costs associated with preproduction activities and capacity ramp up at the new Auburn Hills 2 facility, which became operational in December 2006.

Key Operating Milestones at United Solar Ovonic

▪	United Solar Ovonic continues to bolster the sales and marketing functions, adding 11 new sales people in the last four months.

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▪

During the fourth quarter, United Solar Ovonic added six important new customers, mostly in Italy and Germany. These additions contributed to the company’s strong sales growth in Europe during the quarter.

▪

The company recently announced an agreement with Advanced Green Roofing Technologies, Inc. for $108 million over the next three years. This is United Solar Ovonic’s largest ever distributor agreement, which will further the successful installations of building integrated solar power systems and demonstrate the use of UNI-SOLAR® products for improved energy self-reliance in both commercial and residential applications.

▪

The company expanded its product offerings by introducing a new ground mounted system design. A 1.1-megawatt system at Paramount Farm in California showcases the new robust, cost effective ground mounted system. United Solar Ovonic also recently unveiled a new soon-to-be introduced residential system to address this rapidly growing market.

▪

The company’s ramp up of solar production capacity is on track. During 2007, nameplate capacity increased from 28MW to 58MW, and the company plans to increase its nameplate capacity to 178MW by the end of fiscal 2008, as the new Greenville 1 and 2 solar cell manufacturing facilities and the new China joint venture and Mexican solar module assembly facilities all come on stream.

Ovonic Materials Segment

The Ovonic Materials segment recorded a decreased operating loss for the fourth quarter of $2.7 million in fiscal 2007 compared to an operating loss of $3.9 million for the same period in 2006. For the full year 2007, the operating loss totaled $13.7 million compared to a loss of $14.8 million in 2006, due principally to improved margins on increased product sales and a warranty accrual adjustment.

Revenues in the fourth quarter increased to $4.4 million compared to $2.9 million in the same period last year. For the full year, revenues totaled $14.6 million compared to $13.5 million the prior year led by an increase in positive electrode nickel hydroxide sales to $4.8 million in 2007 from $1.9 million in 2006 due primarily to an increase in demand in 2007 from the company’s principal customer.

“As a result of the restructuring plan, Ovonic Materials now focuses principally on self-funded R&D projects with a clear path to commercialization,” noted Mr. Metzger. “This focus – and the shift away from unfunded projects – will continue to improve this segment’s financial performance and ECD’s technology roadmap.”

Corporate Activities

The Ovonyx joint venture, which specializes in high-performance nonvolatile semiconductor memory and information process devices, is seeing acceleration in the commercialization activities of products based on OUM technology. “Ovonyx has extended phase-change memory throughout the entire semiconductor eco-system using

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licenses and joint development programs,” said Mr. Metzger. “We continue to be excited about the opportunities for Ovonyx.”

The company, along with its joint venture partner Chevron, continues to explore strategic alternatives for its Cobasys joint venture to further capitalize on global opportunities for integrated energy storage systems solutions in the growing hybrid electric vehicle and stationary power industries.

Restructuring

The company substantially completed the initial phase of its restructuring plan during fiscal 2007, generating annual cost savings of approximately $17 million that will be fully realized beginning in fiscal year 2008. In connection with this phase, the company incurred restructuring costs of $5.4 million, due principally to severance costs associated with a reduction-in-force of approximately 110 positions in the Ovonic Materials segment and Corporate Activities. The second phase will be completed by the end of fiscal 2008, and the company expects to incur additional restructuring costs of $3-5 million in fiscal year 2008 related to this phase.

Succession Planning

The company recently named Mark D. Morelli as its president and chief executive officer, succeeding Robert Stempel effective September 1, 2007. The executive management changes are part of the company’s announced succession planning activities, which are nearing completion. Over the past 18 months, the company has taken steps to strengthen its management team with the addition of a new chief financial officer, general counsel and vice president of manufacturing, among others.

“We look to the future with confidence, particularly as we transition the company’s leadership to our new president and chief executive officer, Mark Morelli,” said Robert Stempel, chairman of the board and outgoing CEO. “Mark has a record of impressive performance in bringing technology products to market, from concept to customer. With a new structure and emerging new leadership, ECD is poised to enter a new chapter focused on sustainable profitability based on the company’s leadership in the solar business.”

Stempel continued, “Stan Ovshinsky, our co-founder and principal inventor, is retiring from ECD effective August 31, 2007. Words cannot do justice to the pioneering work and lasting contribution of Stan that have resulted in ECD’s growth over these many years. Stan’s passion and vision to use science and technology to solve important societal problems and create new industries are remarkable. Fortunately for us and the world, he will now fully focus in research and development activities, concentrating on future advances in the energy and information fields. All of us at ECD wish him the very best.”

Looking Ahead

The company expects that its consolidated revenues for the first fiscal quarter of 2008 will be between $40 million and $45 million, and United Solar Ovonic product sales will be between $35 million and $40 million.

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Consolidated revenues for the fiscal year 2008 are expected to be between $220 million and $245 million. The company expects United Solar Ovonic 2008 product sales between $205 million and $225 million. Preproduction costs for the year will be between $6 million and $9 million, and restructuring costs for 2008 will be between $3 million and $5 million.

Conference Call Information

ECD will discuss these results in a conference call scheduled for today, Wednesday, August 29, at 10:00 a.m. (EDT). To participate in the conference call, please call (877) 858-2512 or (706) 634-1291. Investors may also access a live audio webcast of this conference call at http://investor.shareholder.com/ovonics/events.cfm or through the company’s website at www.ovonic.com. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. Saturday, September 1, 2007 and can be accessed by dialing (800) 642-1687 or (706) 645-9291. Callers should use conference ID 12383445 to access the conference call and the replay.

About Energy Conversion Devices

Energy Conversion Devices is the leader in the synthesis of new materials and the development of advanced production technology and innovative alternative energy products and solutions. The company’s portfolio of alternative energy solutions and proprietary information processing technologies features the latest advances in solar electric power generation, NiMH batteries, and fuel cell, solid hydride storage and phase-change memory technologies. ECD designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD holds the basic patents in its fields. More information on the Company is available at www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions, which ECD, as of the date of this release, believes to be reasonable and appropriate. ECD cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. The risk factors identified in the ECD filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K, could impact any forward-looking statements contained in this release.

Contacts:

Sanjeev Kumar, Vice President and CFO

Ghazaleh Koefod, Investor Relations

Energy Conversion Devices, Inc.

248.293.0440

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ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended June 30,		Quarter Ended June 30,
	2007	2006	2007	2006
Revenues			(Unaudited)
Product Sales	$96,014	$84,431	$31,284	$22,082
Royalties	3,323	4,246	926	1,028
Revenue from Product Development Agreements	11,934	10,045	3,184	2,597
Revenue from License Agreements	1,047	1,322	313	538
Other	1,249	2,375	302	1,684
Total Revenues	113,567	102,419	36,009	27,929
Expenses
Cost of Product Sales	81,241	67,271	27,119	17,182
Product Development and Research Expenses (combined)	27,430	27,619	6,366	7,749
Preproduction Costs	3,614	427	2,019	196
Operating, General and Administrative (including patents)	38,399	34,323	11,422	8,722
Restructuring Charges	5,385	—	5,385	—
Total Expenses	156,069	129,640	52,311	33,849
Loss from Operations	(42,502)	(27,221)	(16,302)	(5,920)
Other Income (Expense)
Interest Income	17,543	8,671	3,168	5,141
Other	(2)	(197)	(2)	—
Equity Loss in Joint Ventures	—	(150)	—	—
Other Nonoperating Income (Expense)	(270)	(13)	(9)	10
Total Other Income	17,271	8,311	3,157	5,151
Net Loss from Continuing Operations	(25,231)	(18,910)	(13,145)	(769)
DISCONTINUED OPERATIONS (including gain on disposition of discontinued operations of $739,602 in 2006)	—	314	—	—
Net Loss	$(25,231)	$(18,596)	$(13,145)	$(769)
Basic Net Loss Per Share
Continuing Operations	$(.64)	$(.58)	$(.33)	$(.02)
Discontinued Operations	—	.01	—	—
Basic Net Loss Per Share	$(.64)	$(.57)	$(.33)	$(.02)
Diluted Net Loss Per Share
Continuing Operations	$(.64)	$(.58)	$(.33)	$(.02)
Discontinued Operations	—	.01	—	—
Diluted Net Loss Per Share	$(.64)	$(.57)	$(.33)	$(.02)
Shares used in calculation of net loss per share:
Basic	39,389	32,496	39,655	39,015
Diluted	39,389	32,496	39,655	39,015

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ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	Year Ended June 30,
	2007	2006
ASSETS
Cash and cash equivalents	$80,770	$164,962
Short-term investments	125,004	239,505
Accounts receivable (net)	36,498	27,885
Inventories	38,692	21,527
Assets held for sale	1,524	—
Property, plant and equipment (net)	311,369	138,231
Other	6,822	4,232
TOTAL ASSETS	$600,679	$596,342
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and other liabilities	$49,376	$33,727
Long-term liabilities	25,796	25,594
Total Liabilities	75,172	59,321
Stockholders’ equity	525,507	537,021
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$600,679	$596,342

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ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended June 30,
	2007	2006
	(Unaudited)
OPERATING ACTIVITIES:
Net loss	$(25,231)	$(18,596)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,170	7,627
Bad debt expense	10	290
Amortization of premium (discount) on investments	529	(912)
Stock and stock options issued for services rendered	1,763	2,382
Other	16	(1,395)
Changes in working capital	(11,071)	(10,815)
NET CASH USED IN OPERATING ACTIVITIES	(21,814)	(21,419)
INVESTING ACTIVITIES:
Purchases of property, plant and equipment (including construction in progress) (net)	(186,988)	(67,979)
Purchase (proceeds from sale) of investments	113,975	(226,788)
Investment in Ovonyx, Other Investment	(200)	(300)
NET CASH USED IN INVESTING ACTIVITIES	(73,213)	(295,067)
NET CASH PROVIDED BY FINANCING ACTIVITIES	11,016	397,448
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(181)	(296)
NET CASH FLOW	(84,192)	80,666
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	164,962	84,296
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$80,770	$164,962

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ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

SEGMENT REVENUE AND OPERATING INCOME/(LOSS)

(In Thousands)

	Quarter Ended June 30,
	2007		2006		2007	2006
	(Unaudited)
	Revenues				Income (Loss) from Operations
United Solar Ovonic	$31,468		$23,439		$(908)	$2,517
Ovonic Materials(1)	4,372		2,984		(2,748)	(3,895)
Corporate Activities	257	(2)	1,611	(2)	(12,241)	(3,991)
Consolidating Entries	(88)		(105)		(405)	(551)
Consolidated	$36,009		$27,929		$(16,302)	$(5,920)

	Year Ended June 30,
	2007		2006		2007	2006
	Revenues				Income (Loss) from Operations
United Solar Ovonic	$98,363		$87,508		$1,962	$8,187
Ovonic Materials(1)	14,635		13,451		(13,706)	(14,819)
Corporate Activities	1,147	(2)	1,920	(2)	(28,769)	(19,798)
Consolidating Entries	(578)		(460)		(1,989)	(791)
Consolidated	$113,567		$102,419		$(42,502)	$(27,221)

(1)	Excludes discontinued operations.
(2)

Revenues consist primarily of services, facilities and miscellaneous administrative and laboratory and machine shop services provided to certain affiliates; expense primarily includes corporate operations, including facilities, human resources, legal, finance, information technology, business development, purchasing and restructuring. The loss from operations for 2007 includes restructuring costs of $5.4 million associated with the first phase of the Company’s restructuring plan.